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                                                                   EXHIBIT 10.21

                  FINANCING AGREEMENT, dated September , 2003 between V.I.P. Structures, Inc. ("VIP") and Mid-State Raceway, Inc. ("Raceway").

                                   WITNESSETH:

                  Whereas, on August , 2003, VIP and Raceway entered into a Part 2 Design/Build Agreement ("Main Agreement", which includes the Part I Design/Build Agreement and the definitions of which Main Agreement are hereby incorporated herein by reference) pursuant to which Raceway engaged VIP to design and build the Project for the Contract Sum prior to the expiration of the Contract Time; and

                  Whereas, subsequent to the execution of the Main Agreement VIP and Raceway have executed four Change Orders designated numbers 1 through 4 pursuant to which the Contract Sum has been reduced to $3,507,554 (the "Current Contract Sum") as set forth on the Continuation Sheet annexed hereto as Exhibit "A"; and

                  Whereas, Raceway has requested and VIP has agreed (subject to the terms and conditions of this agreement ("Agreement") to assist Raceway in financing the payment of the Contract Sum by deferring the payment of an $800,000.00 portion of the Current Contract Sum (the "Deferred Portion") until November 4, 2004 (subject to prepayment as herein provided).

                  NOW THEREFORE, in consideration of the premises and the covenants, terms and conditions herein contained, the parties hereto do hereby agree as follows:

1. Subject to the terms and conditions of this Agreement the obligation of Raceway to make payment of, and right of VIP to receive payment of, the Deferred Portion pursuant to the provisions of the Main Agreement are hereby amended as follows:

                  (a) With respect to each Application for Payment submitted by VIP pursuant to the Main Agreement, Raceway shall only be required to pay 77% of the portion thereof not subject to written objections (the "Current Portion"); and 23% thereof shall be and form a part of the Deferred Portion to be paid when and as hereinbelow provided;

                  (b) The Deferred Portion shall bear interest on the unpaid principal balance thereof computed at the rate of 16% per annum; which interest shall be due and payable on November 31, 2004 (the "Maturity Date");

                  (C)) The Deferred Portion shall be payable on the Maturity Date; provided however that Raceway shall prepay the Deferred Portion (including any accrued interest thereon) from the following sources when, as and if received by Raceway:

                                    (i)      The sum of $250,000 payable by the
                           Harness Horse Association of Central New York, Inc. ("HHA") pursuant to the terms and

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                           conditions of that certain agreement between Raceway
                           and the HHA dated as of December 1, 2002;

                                    (ii)     Subject to the rights of Vestin
                           Mortgage, Inc. ("Vestin"), 20% of the net proceeds of revenues from the operation of video lottery terminals ("VLTs") at Vernon Downs Race Track received and retained by Raceway (net of the portions of such revenues payable to the State of New York, the HHA and the breeders); and

                                    (iii)    Subject to the rights of Vestin ,
                           the net proceeds of additional borrowings by Raceway (exclusive of any proceeds of leases, sales and leasebacks and installment purchases) not utilized to reduce the debt of Raceway to Vestin;

                  (d) In the event that any Current Portion shall not be paid within 30 days following the submission by VIP to Raceway of the applicable Application for Payment VIP shall have the right, on ten days prior written notice to Raceway (during which period cure shall be permitted) to) demand, in writing, payment in full of the then outstanding Deferred Portion;

                  (e) VIP shall not, until no earlier than 30 days following the failure by Raceway to pay the Current Portion of an Application for Payment, file and/or permit to be filed, a mechanic's and/or materialmen's lien on or with respect to the Project and/or the real and/or personal property of Raceway.

2. Subject to the terms and conditions of this Paragraph 2, Raceway does hereby give and grant unto VIP a "right of last refusal" with respect to all construction, architectural and/or engineering services to be secured by Raceway from third parties with respect to construction to be commenced (other than the Project) at Vernon Downs Race Track during the period commencing on the date hereof and terminating on December 31, 2008. The foregoing "right of last refusal" shall be and mean and obligate Raceway, prior to executing an agreement with a third party supplier of construction, architectural and/or engineering services, to offer to VIP the right to execute and perform any such agreement in lieu and instead of such other third party upon the identical terms and conditions set forth in such agreement. VIP shall have the right within the ten day period following receipt of a copy of any such proposed third party agreement (or memorandum setting forth the relevant services and financial terms) to exercise such "right of last refusal" by a writing ("VIP Notice")received by Raceway prior to the expiration of such ten day period. The VIP Notice shall, in order to represent an effective exercise of such "right of last refusal", include the unconditional written agreement of VIP to perform the services described, for the consideration therein stated and otherwise in accordance with the such third party agreement and/or memorandum.

3. This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter herein contained; shall be governed and construed in accordance with

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         the laws of the State of New York; cannot be altered ,amended, modified, terminated or rescinded except by a writing executed by both of the parties hereto; and shall inure to the benefit of and be binding upon the parties hereto and their respective successors, transferees and assign.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                               V.I.P. Structures, Inc.

                                               By_______________________________

                                               Mid-State Raceway, Inc.

                                               By_______________________________